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                                                                     EXHIBIT 4.1

                   1999 Amendment to Third Amended and Restated
                  1995 Stock Option Plan of JAKKS PACIFIC, INC.


                  The Third Amended and Restated 1995 Stock Option Plan is hereby amended as follows:

                  1. Capitalized terms are used herein as defined in the Third Amended and Restated 1995 Stock Option Plan of JAKKS Pacific, Inc.

                  2. Section 3 of the Third Amended Plan is amended by replacing the second sentence thereof with the following:

                  The maximum number of shares of Common Stock which may be issued pursuant to Options granted under the Third Amended Plan shall not exceed One Million Seven Hundred Fifty Thousand (1,750,000) shares, subject to adjustment in accordance with the provisions of Section 13 hereof.

                  3. Section 6 of the Third Amended Plan is amended by replacing paragraph (b) thereof with the following:

                           (b) Each Director of the Company on January 1 of each
                  calendar year who is not an employee of the Company shall automatically be granted as of such date, without any further action by the Board or Committee, an Option to purchase 6,250 shares of Common Stock.

                  4. Section 13 of the Third Amended Plan is amended by replacing paragraph (a) thereof with the following:

                           (a) If any merger, consolidation or other
                  reorganization of the Company, split-up or combination of shares, dividend payable in shares, recapitalization, reclassification or other capital transaction requires or results in any change in the outstanding Common Stock, the Board or Committee shall make an appropriate adjustment in the aggregate number of shares available under the Third Amended Plan and in the number of shares and option price per share subject to outstanding Options. If there shall occur any merger, consolidation or other reorganization of the Company, or any sale of all or substantially all of the assets of the Company, or any transaction in which any person (including a "group" within the meaning of Section


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                  13(d)(3) of the Securities Exchange Act of 1934)
                  acquires the right to elect a majority of the Board, and in any such case the Company's stockholders shall become, as a result of such transaction, entitled to receive any cash, securities of the Company or any other issuer, or any other property, each optionee who is a consultant to the Company or who, on the date on which such distribution of cash, securities or other property is to be made to the Company's stockholders, shall have been employed by the Company for a period (including any vacation or leave of absence or other interruption of employment approved or permitted by the Company) of at least one year shall likewise become entitled to receive on such date the same cash, securities or other property as the Company's stockholders are so entitled to receive in respect of all the shares subject to the Option, whether or not then vested in respect of all such shares, then held by such optionee, upon the exercise of such Option and the payment of the option price per share thereof (or, if provided in the applicable Certificate of Stock Option Agreement or agreements governing the terms of such transaction or otherwise permitted by action of the Board or Committee, by deduction of such option price from the cash, securities or other property to be paid or delivered to such optionee). Notwithstanding the foregoing, in any such event, the Board or Committee shall have the power to take any action necessary or appropriate to prevent any Incentive Stock Option theretofore granted hereunder from being disqualified as an "incentive stock option" under the Code, as then in effect.

                  5. This 1999 Amendment to the Third Amended Plan was adopted by the Board on June 17, 1999, but shall become effective only if and as of the date on which it is ratified and approved by the Company's stockholders in accordance with Section 16 thereof.


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